CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated November 23, 2015, relating to the financial statements and financial highlights which appears in the September 30, 2015 Annual Report to Shareholders of Brandes International Equity Fund, Brandes Global Equity Fund, Brandes Global Equity Income Fund, Brandes Global Opportunities Value Fund, Brandes Emerging Markets Value Fund, Brandes International Small Cap Equity Fund, Brandes Core Plus Fixed Income Fund, Brandes Credit Focus Yield Fund and Brandes Separately Managed Account Reserve Trust (collectively, the “Funds”), which is also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings "Financial Highlights", “Financial Statements” and “Other Service Providers” in such Registration Statement.

PricewaterhouseCoopers LLP

Los Angeles, CA
January 27, 2016